PHELPS DODGE CORPORATION AND SUBSIDIARIES

                                   Exhibit 12

COMPUTATION OF TOTAL DEBT TO TOTAL CAPITALIZATION
(Unaudited; dollars in millions)

                                                     September 30,  December 31,
                                                         1999          1998
                                                       --------      --------
Short-term debt ...................................    $  229.8         116.1
Current portion of long-term debt .................        54.7          68.5
Long-term debt ....................................       806.5         836.4
                                                       --------      --------
     Total debt ...................................     1,091.0       1,021.0
Minority interests in subsidiaries ................        78.5          93.3
Common shareholders' equity .......................     2,376.8       2,587.4
                                                       --------      --------
     Total capitalization .........................    $3,546.3       3,701.7
                                                       ========      ========
Ratio of total debt to total capitalization .......        30.8%         27.6%
                                                       ========      ========